Exhibit (i)

February 16, 2024

Simplify Exchange Traded Funds

222 Broadway, 22nd Floor

New York, New York 10038

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 79 to the Registration Statement, File Nos. 333-238475 and 811-23570 (the “Registration Statement”), of Simplify Exchange Traded Funds (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Post-Effective Amendment No. 79 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 79 to the Registration Statement and we consent to all references to us in Post-Effective Amendment No. 79. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

EXHIBIT A

1	Simplify Aggregate Bond ETF
2	Simplify Bitcoin Strategy PLUS Income ETF
3	Simplify Commodities Strategy No K-1 ETF
4	Simplify Conservative Allocation ETF
5	Simplify Developed Ex-US PLUS Downside Convexity ETF
6	Simplify Emerging Markets Equity PLUS Downside Convexity ETF
7	Simplify Enhanced Income ETF
8	Simplify Growth Allocation ETF
9	Simplify Health Care ETF
10	Simplify Hedged Equity ETF
11	Simplify High Yield PLUS Credit Hedge ETF
12	Simplify Income Allocation ETF
13	Simplify Interest Rate Hedge ETF
14	Simplify Intermediate Term Treasury Futures Strategy ETF
15	Simplify Macro Strategy ETF
16	Simplify Managed Futures Strategy ETF
17	Simplify Market Neutral Equity Long/Short ETF
18	Simplify MBS ETF
19	Simplify Moderate Allocation ETF
20	Simplify Multi-QIS Alternative ETF
21	Simplify Opportunistic Income ETF
22	Simplify Propel Opportunities ETF
23	Simplify Short Term Treasury Futures Strategy ETF
24	Simplify Stable Income ETF
25	Simplify Tail Risk Strategy ETF
26	Simplify Tara India Opportunities ETF
27	Simplify US Equity Plus Complexity ETF
28	Simplify US Equity Plus Downside Convexity ETF
29	Simplify US Equity Plus GBTC ETF
30	Simplify US Equity PLUS QIS ETF
31	Simplify US Equity Plus Upside Convexity ETF
32	Simplify Volatility Premium ETF
33	Simplify Volt Robocar and Tech Disruption ETF